Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated October 10, 2007 to Prospectus dated October 9, 2007

Registration No. 333-146582

DARDEN RESTAURANTS, INC.

FINAL TERM SHEET

Dated: October 10, 2007

5.625% Senior Notes due 2012

Issuer:	Darden Restaurants, Inc.

Size:	$350,000,000

Maturity:	October 15, 2012

Coupon (Interest Rate):	5.625%

Yield to Maturity:	5.695%

Spread to Benchmark Treasury:	+133 basis points

Benchmark Treasury:	4.25% due September 30, 2012

Benchmark Treasury Price and Yield:	99-15 3/4; 4.365%

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2008

Redemption Provisions:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 20 basis points

Price to Public:	99.699%

Settlement:	We expect to deliver the notes against payment for the notes on October 16, 2007, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, (referred to as T+3) unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle to prevent a failed settlement.

Sole Book-Running Manager:	Banc of America Securities LLC

CUSIP:	237194AF2

Ratings:	Baa3 by Moody’s Investors Service, Inc., BBB+ by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

6.200% Senior Notes due 2017

Issuer:	Darden Restaurants, Inc.

Size:	$500,000,000

Maturity:	October 15, 2017

Coupon (Interest Rate):	6.200%

Yield to Maturity:	6.222%

Spread to Benchmark Treasury:	+158 basis points

Benchmark Treasury:	4.75% due August 15, 2017

Benchmark Treasury Price and Yield:	100-27; 4.642%

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2008

Redemption Provisions:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 25 basis points

Price to Public:	99.838%

Settlement:	We expect to deliver the notes against payment for the notes on October 16, 2007, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, (referred to as T+3) unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle to prevent a failed settlement.

Sole Book-Running Manager:	Banc of America Securities LLC

CUSIP:	237194AG0

Ratings:	Baa3 by Moody’s Investors Service, Inc., BBB+ by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

6.800% Senior Notes due 2037

Issuer:	Darden Restaurants, Inc.

Size:	$300,000,000

Maturity:	October 15, 2037

Coupon (Interest Rate):	6.800%

Yield to Maturity:	6.865%

Spread to Benchmark Treasury:	+200 basis points

Benchmark Treasury:	4.75% due February 15, 2037

Benchmark Treasury Price and Yield:	98-06+; 4.865%

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2008

Redemption Provisions:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 35 basis points

Price to Public:	99.178%

Settlement:	We expect to deliver the notes against payment for the notes on October 16, 2007, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, (referred to as T+3) unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle to prevent a failed settlement.

Sole Book-Running Manager:	Banc of America Securities LLC

CUSIP:	237194AH8

Ratings:	Baa3 by Moody’s Investors Service, Inc., BBB+ by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

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